Exhibit 10.1

EXECUTION COPY

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (or “Agreement”) is entered into to be effective as of the 6th day of September 2019 (the “Effective Date”), between Papa John’s International, Inc. (the “Company”) and Steve M. Ritchie (“Contractor”). The Company and Contractor shall be referred to individually as a “Party” or together as the “Parties.”

1.	INDEPENDENT CONTRACTOR STATUS & OBLIGATIONS

A.	Independent Contractor. Subject to the terms and conditions of this Agreement, the Company hereby engages Contractor as an independent contractor to perform the services set forth herein, and Contractor hereby accepts such engagement, on a non-exclusive basis. Contractor acknowledges that the relationship of Contractor to the Company is at all times that of an independent contractor. This Agreement does not constitute, and will not be construed as constituting, an employment relationship between the Company and Contractor.

B.	Term and Termination. This Agreement shall commence on the Effective Date and shall continue until April 30, 2020 or the earlier termination of this Agreement pursuant to the terms herein (the “Term”). This Agreement may be terminated at any time prior to April 30, 2020: (i) by mutual written consent of the Parties, (ii) by Contractor upon five (5) days written notice, or (iii) by the Company if Contractor has breached or failed to perform, in any material respect, any of the covenants or agreements set forth in (a) this Agreement, or (b) the Agreement and Release between the Parties of even date herewith (including the other agreements incorporated therein by reference).

C.	Effect of Termination. In the event of the termination of this Agreement, Contractor agrees that the Company shall owe the pro rata portion of any Service Fee (as defined in Section 2(B) of this Agreement) accrued through the date of termination and any unreimbursed reasonable business expenses.

D.	Expenses. The Company agrees to, upon the providing of receipts, reimburse Contractor for reasonable out-of-pocket business expenses incurred during the performance of Contractor’s Services; all such expenses in excess of $1,000.00 must be pre-approved by the Company.

E.	No Authority to Contract for Company. Contractor has neither the right nor the authority to enter into any commitments or create obligations for or on behalf of the Company.

F.	No Supervision. The Company shall not control the manner or means by which Contractor provides the Services (defined below) or provide any training to Contractor.

G.	Confidentiality Agreement. Contractor shall continue to abide by the terms of the Confidentiality and Non-Competition Agreement entered into between the Parties, dated January 14, 2011, including the non-disclosure or misappropriation of information set forth in Section 1(b) therein to the extent Contractor obtains such information in his performance of the Services.

H.	Conflicts with this Agreement. Contractor represents and warrants that Contractor is not subject to and during the Term will not enter into any obligation in conflict or in any way inconsistent with the provisions of this Agreement. Contractor further agrees that, during the Term and for a period of 2 years thereafter, he may not consult, advise, disclose information to or in any way participate in any official or unofficial group or association of franchisees of the Company on matters that are adverse to or contrary to the interests of the Company. The Parties acknowledge and agree that Contractor may be asked to perform Services on behalf of the Company that involve discussions or negotiations with such groups or associations, and otherwise on franchisee relations. Contractor warrants that Contractor has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Contractor has gained from third parties, and which Contractor discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Contractor agrees that Contractor shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Contractor represents and warrants that Contractor has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Contractor’s obligations under this Agreement. Contractor will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

2.	SERVICES AND SERVICE FEE

A.	Services. Contractor shall make himself available on a consulting basis, as and if called on by the Company’s management, officers or the Company’s Board of Directors (the “Board”) with reasonable prior notice, for no more than 8 hours per week on average to assist with any or all transition matters for his former role in the Company and with franchisee relations or other matters as he may be called upon to assist (collectively, the “Services”). Contractor shall use Contractor’s reasonable best efforts to perform the Services such that the results are satisfactory to the Company.

B.	Service Fee. In exchange for performance of the Services, the Company shall pay Contractor a fee of $1,000.00 per month plus $250.00 per hour of actual Services provided (collectively, the “Service Fee”). Contractor will invoice the Company monthly for Services and will provide the Company with a detailed description of actual Services provided during the month. The Company will pay the invoice within 30 days of the date that it receives the invoice, unless the Company disputes the invoice in good faith, in which case the Company will pay the invoice promptly upon resolution of the dispute. The Company will record payments to Contractor on an Internal Revenue Service Form 1099-MISC.

C.	Tax Obligations. The Company will not withhold on Contractor’s behalf any sums for income tax, unemployment insurance, social security or any other withholdings pursuant to any law or requirement of any government body. Contractor agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Contractor in accordance with this Agreement.

3.	INDEMNITY

A.	Indemnity. The Company shall at its own expense indemnify and hold harmless Contractor from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses and costs (including attorneys' fees and court costs) which arise directly or indirectly out of or relate to Contractor’s performance of the Services under this Agreement, unless Contractor, as determined by a court of competent jurisdiction, is found to have engaged in willful misconduct or fraud, in which case the Company will have no obligation under this Section 3(A). Contractor shall at his own expense indemnify and hold harmless the Company from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses and costs (including attorneys' fees and court costs) which arise directly or indirectly out of or relate to Contractor’s performance of the Services under this Agreement, and, as determined by a court of competent jurisdiction, are caused by Contractor’s willful misconduct or fraud.

4.	DISPUTE RESOLUTION

A.	Arbitration. The Parties agree that any disputes arising out of this Agreement or otherwise, including whether any provision of this Agreement has been breached, shall initially be submitted to a neutral mediator, mutually selected by the Parties with the costs of such mediation paid for by the Company, for confidential resolution. If such dispute is not satisfactorily resolved via mediation or the parties cannot agree upon a mediator, then it shall be submitted for confidential resolution in accordance with the Arbitration Agreement entered into between the Parties, dated May 18, 2017.

5.	MISCELLANEOUS

A.	Entire Agreement. This Agreement and the Agreement and Release between the Parties of even date herewith (including the other agreements incorporated therein by reference) constitute the entire agreement regarding the terms and conditions of Contractor’s engagement as an independent contractor with the Company, and supersedes any prior agreements, promises or statements (whether oral or written) regarding the offered terms of Contractor’s engagement.

B.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without regard to choice or conflicts of law principles.

C.	Survival. Any and all obligations under this Agreement which, by their nature, should reasonably survive the termination or expiration of this Agreement, will so survive.

D.	Modifications or Amendments. Modifications and amendments to this Agreement shall be in writing and signed by the Parties.

E.	Principles of Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement or define, expand or limit the provisions hereof. This Agreement shall be construed as if jointly drafted by the Parties.

F.	Severability. Wherever possible each provision of this Agreement is to be interpreted in such a manner as will be effective, valid and enforceable under applicable law, but if any provision of this Agreement is prohibited by, deemed invalid or unenforceable under applicable law, by judicial decree or decision of any competent tribunal, such provision will be ineffective only to the extent of such prohibition, invalidity, or unenforceability, and the remainder of such provision or the remaining provisions of this Agreement shall remain valid, in force and effect, and enforceable according to its terms.

G.	Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege, unless such waiver is expressly made by the waiving Party in writing.

H.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally delivered, sent by U.S. certified first class mail, or sent by overnight delivery.

If to Contractor:

Steve M. Ritchie

At his most recent address shown on the Company’s payroll records.

If to the Company:

Papa John’s International, Inc.

c/o Caroline Miller Oyler

Chief Legal and Risk Officer

2002 Papa John’s Boulevard

Louisville, Kentucky 40299

I.	Assignment. Neither Party may assign its rights, or delegate the performance of any duty hereunder, without the prior written consent of the other Party.

J.	No Third-Party Beneficiaries. Nothing in this Agreement is intended to create or creates any enforceable legal rights for third-party beneficiaries, individuals, or entities other than the Parties.

K.	Counterparts. This Agreement may be executed and delivered by original signature or pdf, and one or more counterparts, each of which will be deemed to be an original copy of this Agreement all of which, when taken together, will be deemed to constitute one and the same Agreement.

L.	Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, Contractor and the Company hereby acknowledge that they have read this Agreement, agree to all terms and conditions stated herein, and have executed this Agreement voluntarily and by their authorized representatives.

Contractor	Papa John’s International, Inc.

/s/ Steve M. Ritchie	By:	/s/ Caroline M. Oyler

Steve M. Ritchie	Name: Caroline M. Oyler

Title: Senior Vice President, Chief Legal & Risk Officer